                                                                    Exhibit 99.1
                           EDEN Bioscience Corporation
                            3830 Monte Villa Parkway
                             Bothell, WA 98021-6942

March 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Re: Annual Report on Form 10-K for the Year Ended December 31, 2001;
    Confirmation of Receipt of Assurances from Arthur Andersen LLP

Ladies and Gentlemen:

       This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X. EDEN Bioscience Corporation ("EDEN") has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated balance sheets of EDEN and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                              Respectfully submitted,

                                              /s/ Bradley S. Powell

                                              Bradley S. Powell
                                              Interim President, Chief Financial
                                              Officer and Secretary